EXHIBIT 10.55

TERMINATION AGREEMENT AND MUTUAL GENERAL RELEASE

THIS TERMINATION AGREEMENT AND MUTUAL GENERAL RELEASE (“Agreement”) is made and entered into this 31st day of August 2003, between Sensors for Medicine and Science, Inc. (“SMSI”) and HealtheTech, Inc. (“HETC”). SMSI and HETC may be referred to herein as “Party” or “Parties”.

RECITALS

WHEREAS, SMSI and HETC entered into a License Agreement dated August 17, 1999 (as amended, the “License Agreement”) and a Letter Agreement dated November 7, 2001 (the “Letter Agreement”);

WHEREAS, subsequent to entering into the License Agreement, the Parties exchanged correspondence and engaged in a series of formal and informal conversations concerning the matters addressed therein;

WHEREAS, multiple disputes arose between SMSI and HETC concerning the duties and obligations of the parties under the License Agreement and the Letter Agreement;

WHEREAS, SMSI initiated arbitration proceedings before JAMS concerning disputes arising out of the License Agreement (the “JAMS Arbitration”) and filed a lawsuit in the Montgomery County Circuit Court, Maryland, entitled Sensors for Medicine and Science, Inc. v. HealtheTech, Inc., civil action number 244417V (the “Complaint”) alleging claims against HETC arising out of the Letter Agreement.

WHEREAS, SMSI and HETC desire to terminate the License Agreement and the Letter Agreement and settle their respective rights and obligations arising out of or related thereto, including the rights and obligations that are the subject of the JAMS Arbitration and the Complaint;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties agree as follows:

AGREEMENT

1. Termination of Agreements. SMSI and HETC agree that each of the License Agreement and the Letter Agreement are terminated and of no further force and effect whatsoever as of the date on which both (i) HETC has performed its obligations under both of Sections 2 and 3 of this Agreement and (ii) SMSI has performed its obligations under Section 4 of this Agreement (the “Effective Date”). Except as set forth in this Agreement, and notwithstanding anything to the contrary in the License Agreement or the Letter Agreement, from and after the Effective Date neither Party shall have any further rights, duties, obligations or liabilities to the other Party with respect to the License Agreement or the Letter Agreement. Notwithstanding the foregoing, the provisions of Sections 8.3 and 12.1-12.4 of the License Agreement shall survive the termination of the License Agreement, and shall remain in full force and effect.

2. Termination Payments. In exchange for the covenants and consideration provided herein, HETC shall pay to SMSI the sum of no less than three hundred twenty nine thousand one hundred eighty eight dollars and seventy five cents ($329,188.75) (the “Termination Payment”). The Termination Payment shall consist of the following elements: i) $112,500 for the minimum royalty payment covering the quarter ending May 15, 2003 pursuant to Section 3.2 of the License Agreement; ii) $206,973 as full payment under the Letter Agreement; and iii) at least $9,715.75, which corresponds to 2.5% of Net Sales of HETC Disposable Products for use with Licensed Products (as provided in Section 3.1(i) of the License Agreement) for the period of May 16, 2003 to the date of this Agreement. Within five days after the date of this Agreement, HETC shall provide to SMSI a statement certifying on a monthly basis the amount of such Net Sales. The Termination Payment shall be made by wire transfer according to the instructions provided in Exhibit A hereto within ten (10) business days of the date of this Agreement.

3. Withdrawal of Patent Applications. Within ten business days after the date of this Agreement, HETC will file a notice of abandonment with the United States Patent and Trademark Office with respect to patent application numbers 10/162,371 (filed 6/4/02) and 10/202,745 (filed 7/25/02) corresponding, respectively, to Publication Nos. US 2003/0023180 and US 2003/0023181 (collectively the “Withdrawn Applications”), as well as any divisionals, continuations, continuations-in-part or reissue applications based on either or both of the Withdrawn Applications. HETC agrees that such abandonment shall be final and irrevocable, and that it shall neither file nor maintain any application that claims the benefit of the filing date of any Withdrawn Application, or that substantially incorporates the disclosure of any Withdrawn Application. Within ten business days after the date of this Agreement, HETC will also file a notice of abandonment with all applicable foreign patent offices with respect to any foreign application or patent (including inventor certificates, supplemental protection certificates, and the like) which claims priority, in whole or in part, of either or both Withdrawn Applications.

4. Withdraw and Dismissal. Within two business days after receipt of the Termination Payment and a copy of the notice of abandonment of all applications referred to in Section 3 hereof (with a file stamp indicating receipt by the applicable patent office), SMSI shall withdraw its JAMS Arbitration petition and, with respect to the Complaint, file a Notice of Dismissal, both such withdraw and dismissal to be with prejudice.

5. Supplier Relationship. After the Effective Date, the Parties may continue to maintain a customer-supplier relationship with respect to oxygen sensor components, provided that they agree on mutually acceptable terms and conditions with respect to any such purchases.

6. Release. Each Party hereby forever generally and completely releases and discharges the other Party and its servants, agents, directors, officers, employees, predecessors, successors in interest, and assigns, of and from any and all claims and demands of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, and in particular of and from all claims and demands of every kind and nature, known and unknown, suspected and unsuspected, disclosed and undisclosed, for damages actual and consequential, past, present and future, arising out of or in any way related to their respective obligations, activities and/or dealings with one another at any time prior to the date hereof, including, without limitation, all such claims and demands arising out or in any way related to the License Agreement, the Letter Agreement the JAMS Arbitration or the Complaint. It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and each Party agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release is not intended to affect either Party’s rights or obligations under the provisions in this Agreement.

7. Compromise Settlement. The Parties understand and agree that this Agreement is a compromise settlement of disputed claims, and that the promises and payments in consideration of this Agreement shall not be construed as an admission of any liability or obligation whatsoever by any Party.

8. Representations, Warranties, and Covenants. Each Party represents and warrants that it is fully entitled and duly authorized to enter into and perform this Agreement without the consent of any third party. HETC represents and warrants that it is unaware of any actual or potential Liabilities (as defined in Section 10.1 of the License Agreement) for which, absent the present Agreement, it would be under an obligation to defend, indemnify and hold harmless SMSI and its directors, employees agents and affiliates under Section 10.1 of the License Agreement. SMSI represents and warrants that it is unaware of any actual or potential Liabilities (as defined in Section 10.2 of the License Agreement) for which, absent the present Agreement, it would be under an obligation to defend, indemnify and hold harmless HETC and its directors, employees agents and affiliates under Section 10.2 of the License Agreement.

9. Confidentiality. The terms and conditions of this Agreement and all preceding communications regarding compromise and settlement shall be held in strictest confidence by the Parties and their attorneys, and shall not be publicized or disclosed in any manner whatsoever, other than as necessary to carry out its provisions. Notwithstanding the foregoing restrictions, the Parties may confidentially disclose this Agreement to their accountants, auditors, attorneys, and as otherwise necessary to fulfill standard or legally required corporate reporting or disclosure requirements. The Parties may also disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. If, pursuant to subpoena or otherwise, disclosure of this Agreement or the terms and conditions hereof is sought by compulsion of law from any Party, the party from whom disclosure is sought shall promptly provide the other Party and its counsel with sufficient notice in advance of such proposed disclosure to enable the other Party to be heard by the compelling legal authority with respect to any such disclosure or to otherwise respond to any such compulsion.

10. General Provisions.

a. Entire Agreement. This Agreement (together with the signature page, and Exhibits attached hereto), constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes all prior agreements, express or implied, made between the Parties, relating to the subject matter hereof. All amendments to this Agreement shall be in writing and signed by authorized representatives of the Parties. This Agreement is executed without reliance upon any promise, warranty, representation or statements by any Party or any representative of any Party other than those expressly contained herein, and each Party has carefully read this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The Parties agree that facsimile signatures shall be binding.

b. Legal Advice. Each of the Parties has received independent legal advice from attorneys of its choice. Each Party to this Agreement, by and through their respective attorneys, has participated in the preparation and drafting of this Agreement. As such, the Parties acknowledge that any doctrine of law which might operate to imply that any ambiguity in this Agreement shall be construed against any Party as the profferer of the Agreement is not applicable to this Agreement. Accordingly, this Agreement shall be interpreted as if the Parties jointly and equally prepared and drafted each word, sentence and paragraph hereof.

c. Waiver; Severability. Any waiver or failure to enforce any provision of this Agreement will not be deemed a waiver of any other provision or of such provision on any other occasion. If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

d. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Delaware without reference to conflicts of law principles that would require the application of the laws of any other state. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

e. Attorneys’ Fees. Each Party shall bear its own costs, expenses and attorneys’ fees incurred in or arising out of or in any way related to the matters released herein. However, in the event it becomes necessary to enforce this Agreement, the prevailing Party in such enforcement proceedings shall be entitled to recover its reasonable attorneys’ fees and costs.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

SENSORS FOR MEDICINE AND SCIENCE, INC.

By:	/s/ Marc Schneebaum
	NAME:	Marc Schneebaum
	TITLE:	President & CEO

Date:

HEALTHETECH, INC.

By:	/s/ JAMES W. DENNIS
	NAME:	JAMES W. DENNIS
	TITLE:	PRESIDENT & CEO

Date:	August 31, 2003

EXHIBIT A – WIRE TRANSFER INSTRUCTIONS

MERCANTILE BALT.

ROUTING #052000618

FOR FURTHER CREDIT TO POTOMAC VALLEY BANK (ABS #055001384)

PVB CUSTOMER NAME: SENSORS FOR MEDICINE AND SCIENCE, INC.

PVB CUSTOMER ACCOUNT NO. :0006108024